MONTGOMERY COSCIA GREILICH LLP
Certified Public Accountants
972.748.0300 p
972.748.0700 f

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Participants and Trustees of
EXCO Resources, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement (File No. 333-133481 and No. 333-156086) on Form S-8 of EXCO Resources, Inc. of our report dated June 16, 2014, with respect to the statement of net assets available for benefits of the EXCO Resources, Inc. 401(k) Plan as of December 31, 2013, and the related statement of changes in net assets available for benefits for the year then ended, included in this annual report Form 11-K.

/s/ MONTGOMERY COSCIA GREILICH LLP
Plano, Texas
June 22, 2015